Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Equity Incentive Plan and 2017 Employee Stock Purchase Plan of Akcea Therapeutics, Inc. of our report dated March 27, 2017 (except for the second paragraph in Note 9, as to which the date is June 20, 2017), with respect to the consolidated financial statements of Akcea Therapeutics, Inc. included in the Registration Statement (Form S-1 No. 333-216949), filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG

San Diego, California
July 13, 2017